FILED PURSUANT TO RULE 424(B)(3)

File Number 333-166304

SUNGARD DATA SYSTEMS INC.

SUPPLEMENT NO. 11 TO

MARKET-MAKING PROSPECTUS DATED JUNE 18, 2010

THE DATE OF THIS SUPPLEMENT IS MAY 23, 2011

ON MAY 23, 2011, SUNGARD DATA SYSTEMS INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED MAY 17, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2011

Commission file numbers:

SunGard Capital Corp. 000-53653

SunGard Capital Corp. II 000-53654

SunGard Data Systems Inc. 1-12989

SunGard® Capital Corp.

SunGard® Capital Corp. II

SunGard® Data Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3059890
Delaware	20-3060101
Delaware	51-0267091
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

680 Swedesford Road Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 582-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SunGard Data Systems Inc. (the “Company”) and Robert F. Woods, the Company’s chief financial officer, are parties to an existing employment agreement, effective January 1, 2010, which provides for severance benefits upon Mr. Woods’ resignation for good reason in connection with a change of control of the Company or upon Mr. Woods’ involuntary termination by the Company without cause. The employment agreement was filed with the Securities and Exchange Commission on Form 8-K on December 22, 2009.

On May 17, 2011, the Company and Mr. Woods amended the employment agreement to provide that Mr. Woods will receive severance benefits upon his resignation for good reason, without regard to a change of control, and to modify the definition of resignation for good reason. Under the employment agreement, a change in Mr. Woods’ positions, titles, offices or responsibilities that constitutes a material and adverse change from Mr. Woods’ positions, titles, offices or responsibilities as in effect immediately before such change without Mr. Woods’ consent gives rise to a right to resign for good reason. Under the amendment, a material and adverse change in Mr. Woods’ positions, titles, offices or responsibilities will not be deemed to have occurred for this purpose solely as a result of a spin-off of the availability services business of the Company, the sale of some or all of the assets of the availability services business or an initial public offering relating to the stock of the Company or any of its affiliates. The amendment also modifies the definition of resignation for good reason to include the occurrence of either of the following, without Mr. Woods’ express prior consent: (1) a material change in the geographic location at which Mr. Woods is required to perform services for the Company or (2) a material breach by the Company of the employment agreement. The method of calculating the amount of severance benefits has not changed.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

10.1	Amendment dated May 17, 2011 to the Employment Agreement by and between SunGard Data Systems Inc. and Robert Woods effective as of January 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Capital Corp. SunGard Capital Corp. II

May 23, 2011	By:	/s/ Victoria E. Silbey
Victoria E. Silbey
Vice President

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Data Systems Inc.

May 23, 2011	By:	/s/ Victoria E. Silbey
Victoria E. Silbey
Senior Vice President-Legal and Chief Legal Officer

Exhibit Index

Exhibit Number	Exhibit Title

10.1	Amendment dated May 17, 2011 to the Employment Agreement by and between SunGard Data Systems Inc. and Robert Woods effective as of January 1, 2010